EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of UDR, Inc. and in the related Prospectuses of our report dated December 17, 2015 with respect to the statement of revenues and certain operating expenses of the Acquired Communities for the year ended December 31, 2014 included in this current report (Form 8-K/A) of UDR, Inc.

Registration
Statement Number	Description

333-129743
Form S-3, pertaining to the registration of 11,000,000 shares of Common Stock, including rights to purchase Series C Junior Participating Redeemable Preferred Stock, issuable under the Company’s Dividend Reinvestment and Stock Purchase Plan.

333-197710
Form S-3, Shelf Registration Statement, pertaining to the registration of an indeterminate amount of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Guarantees of Debt Securities, Warrants, Subscription Rights, Purchase Contracts and Purchase Units.

333-167270 333-180553 333-183510
Form S-3, pertaining to the registration of 3,882,187 shares of Common Stock.

Form S-3, pertaining to the registration of 2,569,606 shares of Common Stock.

Form S-3, pertaining to the registration of 1,802,239 shares of Common Stock.

333-160180 333-201192 333-75897
Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

Form S-8, pertaining to the Company’s 1999 Long-Term Incentive Plan.

/s/ Ernst & Young LLP

Denver, Colorado
December 17, 2015